POLICY REGARDING DIRECTOR COMPENSATION

As Amended June 5, 2025
Each director of Semtech Corporation (the “Company”) who is not employed by the Company or one of its subsidiaries (a “non-employee director”) is entitled to compensation for his or her service as a member of the Board of Directors of the Company (the “Board”) and related committees as set forth below. This policy is effective as of the date of the Company’s annual meeting of stockholders in calendar year 2025 (the “Effective Date”) and supersedes all prior policies concerning compensation of the Company’s non-employee directors as to their service from and after that time. The prior version of this policy, adopted November 20, 2024, shall continue in effect until the Effective Date. Nothing herein, however, modifies the terms and conditions of any stock option or stock unit award granted by the Company prior to the Effective Date.
Cash Compensation

Each non-employee director will be entitled to cash retainers while serving on the Board based on the amounts set forth below:

Description	Annual Amount
Annual Retainer	$60,000
Additional Retainer for Chair of the Board	$75,000
Committee Chair Retainer (Standing Committees)	Audit Committee: $30,000 Human Capital and Compensation Committee: $25,000 Nominating and Governance Committee: $15,000 Technology and Strategy Committee: $15,000
Committee Retainers (Standing Committees)	Audit Committee: $10,000 Human Capital and Compensation Committee: $10,000 Nominating and Governance Committee: $5,000 Technology and Strategy Committee: $10,000

The amounts of the Annual Retainer, the Annual Retainer for Chair of the Board, the Committee Chair Retainers and the Committee Retainers are expressed as annualized amounts. These retainers will be paid on a quarterly basis in advance, with the amount for a particular quarter paid promptly after the beginning of the quarter. The quarterly basis for paying cash compensation to non-employee directors shall be the “Board year”, which is measured from one annual meeting of the Company’s stockholders (the “first annual meeting”) to immediately prior to the next annual meeting of the Company’s stockholders, with a quarter in such year beginning on the date of the first annual meeting and on each of the dates that are three, six and nine months after the date of the first annual meeting.1 In the case of a non-employee director who commences such a position mid-quarter, the corresponding amount will be pro-rated for the portion of the quarter that the director is to serve in the particular position and paid as soon as practicable after the director commences such position (with the pro-ration for a quarter measured on the basis of a fixed three-month period, recognizing that annual meeting dates may change).
For purposes of clarity, a non-employee director who serves as the Chair of a committee will be entitled to the Committee Chair Retainer for that particular committee but will not be entitled to the Committee Retainer for serving as a member of that particular committee. Also for purposes of clarity, a non-employee director who serves as a member of a committee and commences serving as Chair of that committee mid-quarter will be entitled to a pro-rated portion of the applicable Committee Chair Retainer for the portion of the quarter that the director is to serve in the particular position, less a pro-rated portion of the Committee Retainer for serving as a member of that particular committee for the portion of the quarter that the director serves as Chair of that committee (with the pro-ration for a quarter measured on the basis of a fixed three-month period, recognizing that annual meeting dates may change).
Unless otherwise provided by the Board, there will be no adjustment to the payment of cash compensation as otherwise provided for above for the fourth quarter of each Board year for an annual meeting of the Company’s stockholders that occurs earlier or later, as the case may be, than exactly one year after the date of the immediately preceding annual meeting of the Company’s stockholders (resulting in a fourth quarter of the Board year that may be shorter or longer, as the case may be, than exactly three months).
Equity Awards
Effective as of the Effective Date, each non-employee director will be eligible to receive the equity awards discussed below. Such equity awards will be made under and subject to the terms and conditions of the Company’s 2017 Long-Term Equity Incentive Plan or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant of the particular award (the “Plan”), and will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board to evidence such type of grant pursuant to this policy (the “Award Agreement”).
Annual Stock Unit Awards. On the date of each annual meeting of the Company’s stockholders beginning with the Effective Date, each non-employee director serving on the Board immediately following such annual meeting will automatically be granted an award of restricted stock units (the “Annual RSU Award”). Each Annual RSU Award will be for a number of restricted stock units determined by dividing $200,000 by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day preceding such date if the date of grant is not a trading day), rounded down to the nearest whole unit. Each Annual RSU Award will vest in full on the earlier of (1) the one-year anniversary of the date of grant and (2) the date immediately
1 Prior Versions of the Policy provided for cash compensation to be paid to the non-employee directors on the basis of calendar year quarters. The payment of cash compensation to non-employee directors on the basis of the Board year shall take effect as of the Effective Date. To transition to such payment schedule, the payment of the quarterly retainers due to a non-employee director in connection with the Effective Date shall be reduced (but not below zero) by a pro-rata portion of the quarterly retainers (if any) the non-employee director received for the calendar quarter in which the Effective Date occurs (with the pro-rata portion calculated based on the portion of such calendar quarter remaining after the Effective Date).

preceding the date of the annual meeting of the Company’s stockholders for the year following the year of grant of the award (such earlier date, the “Vesting Date”), subject to the non-employee director’s continued service to the Company through such Vesting Date.
Outstanding and unvested Annual RSU Awards will accelerate and vest (1) in full upon a change in control of the Company or should the non-employee director’s service with the Company terminate due to the director’s death or disability, or (2) as to a pro-rata portion of the Annual RSU Award should the non-employee director’s service with the Company terminate prior to the applicable Vesting Date for any reason other than due to the director’s death or disability, with such pro-rata portion determined by multiplying (a) the total number of restricted stock units subject to the Annual RSU Award by (b) a fraction (not greater than one), the numerator of which is the number of calendar days in the period beginning with the applicable grant date of the award through and including the date of the director’s termination of services, and the denominator of which is the number of calendar days in the period beginning with the applicable grant date of the award through and including the first anniversary of the annual meeting of the Company’s stockholders that coincided with (or, if the grant date of the award was other than on the date of an annual meeting of the Company’s stockholders, last preceded) the applicable grant date of the award. Any restricted stock units subject to the Annual RSU Award that are not vested on the date of the non-employee director’s termination of service with the Company (after giving effect to any accelerated vesting as described above) will be forfeited upon the non-employee director’s termination of service as a director for any reason.
To the extent then vested, restricted stock units subject to an Annual RSU Award will be paid in an equal number of shares of the Company’s common stock as soon as practicable following (and in all events within two and one-half months after) the first to occur of (1) the one-year anniversary of the date of grant of the award, (2) the non-employee director’s separation from service on the Board, or (3) a change in control of the Company, subject to any deferral election made by the non-employee director pursuant to the Company’s Director Deferred Compensation Plan that is effective as to that award.
Non-employee directors are entitled to receive dividend equivalents with respect to outstanding and unpaid restricted stock units subject to Annual RSU Awards. Dividend equivalents, if any, are paid in the form of a credit of additional restricted stock units that are subject to the same vesting, payment and other provisions as the underlying restricted stock units.
The foregoing general provisions as to a particular award are subject to the terms and conditions of the applicable award agreement.
Initial Equity Awards. Each non-employee director who is initially elected or appointed to the Board on or after the Effective Date (and who was not an employee of the Company or one of its subsidiaries immediately prior to joining the Board ) will automatically (unless otherwise provided by the Board prior to or in connection with such election or appointment) be granted an initial restricted stock unit award (“Initial RSU Award”). However, if such a non-employee director is initially elected or appointed to the Board on the date of an annual meeting of the Company’s stockholders, the non-employee director will not receive an Initial RSU Award as the non-employee director would be entitled to an Annual RSU Award by virtue of being in office immediately following such annual meeting of stockholders.
Initial RSU Awards will have the same terms and conditions as the Annual RSU Awards last granted by the Company prior to the date that the new non-employee director is elected or appointed to the Board, except that the number of restricted stock units subject to each such initial award will be determined by dividing the applicable dollar amount set forth above for the annual award by the per-share closing price (in regular trading) of the Company’s common stock on the Nasdaq Stock Market on the grant date (or as of the last trading day preceding such date if the date of grant is not a trading day) of such initial award, multiplying that number of units by the Initial Fraction (as defined below), and rounding the number of units so produced down to the nearest whole unit. For clarity, the vesting dates of each such Initial RSU Award will also correspond with the vesting dates applicable to the Annual RSU Awards last granted by the Company prior to the date that the new non-employee director is elected or appointed to the Board. The “Initial Fraction” is the fraction (not greater than one) determined by dividing (1) the number of days in the period beginning with the date that the non-employee director is elected or appointed to the Board through and including the first anniversary of the annual meeting of the Company’s stockholders that last preceded such date of election or appointment to the Board, by (2) the number of calendar days in the period beginning with the date of such annual meeting of the Company’s stockholders that last preceded such date of election or appointment to the Board through and including the first anniversary of the date of such annual meeting of the Company’s stockholders.
The foregoing general provisions as to a particular award are subject to the terms and conditions of the applicable award agreement.
Expense Reimbursement
All non-employee directors will be entitled to reimbursement from the Company for their reasonable travel expenses (including airfare and ground transportation) to attend meetings of the Board or committees thereof or in connection with other Board related business. The Company will make reimbursement to a non-employee director within a reasonable amount of time following submission by the non-employee director of reasonable written substantiation for the expenses, and in all cases not later than the end of the calendar year following the calendar year in which the related expense was incurred.
Amendment and Termination
The Board has the right to amend or terminate this policy at any time and from time to time.

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